Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bank Opens Wilmington Office

Whiteville, NC - June 9, 2004 – Waccamaw Bank, has announced the opening of a new location at 29 South Kerr Avenue, Wilmington, North Carolina. This location is the sixth branch location for Waccamaw Bank which began operations in Columbus County in 1997. The bank now operates locations in Whiteville, Chadbourn, Tabor City, Shallotte and Holden Beach. In addition, the bank offers a comprehensive line of mortgage and construction loans and owns Waccamaw Financial Services which provides a full range of investment and insurance services.

Waccamaw Bank is a wholly owned subsidiary and the primary operating subsidiary of Waccamaw Bankshares, Inc. Waccamaw Bankshares stock is listed in the NASDAQ Small Capital markets under the symbol WBNK and presently has over 2000 shareholders. In addition to Waccamaw Bank, Waccamaw Bankshares owns an interest in Sidus Financial Corporation which provides mortgage and title insurance for community banks in North Carolina, South Carolina, Virginia and Georgia.

Jim Graham, President & CEO, stated, “We are delighted to have the opportunity to enter the Wilmington market, this being a market in which we have had sizeable involvement since our bank opened. Waccamaw has a meaningful shareholder and customer base in New Hanover County and we look forward to expanding our market presence in the years to come.”

For more information call (910) 641-0044 or go to www.waccamawbank.com.